SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                 Current Report Pursuant to Section 13 or 15(d)
                   of the Securities and Exchange Act of 1934



      Date of Report (Date of earliest event reported): September 15, 1998


                                    JPE, INC.
             (Exact name of registrant as specified in its charter)


                                    MICHIGAN
                 (State or Other Jurisdiction of Incorporation)


         0-22580                                       38-2958730
     (Commission File No.)                   (IRS Employer Identification No.)


         775 Technology Drive, Suite 200
                Ann Arbor, Michigan                         48108
     (Address of Principal Executive Offices)             (Zip Code)


                                 (734) 662-2323
              (Registrant's Telephone Number, Including Area Code)

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ITEM 5   OTHER MATTERS

     On September 15, 1998, two of JPE, Inc.'s subsidiaries, Plastic Trim, Inc. and Starboard Industries, Inc., filed voluntary petitions for relief under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Michigan.

     Under Chapter 11, the companies will continue to operate their respective businesses in the ordinary course under the protection of the Bankruptcy Court while seeking to work out a plan of reorganization to provide for the payment of their respective creditors. GMAC Business Credit has agreed to provide debtor-in-possession financing to each of Plastic Trim and Starboard Industries pursuant to the terms of a consensual post-petition financing order submitted to the Bankruptcy Court by the debtors, GMAC Business Credit and JPE's bank group.

     The major customer of both Plastic Trim and Starboard is General Motors Corporation. Upon the end of the U.A.W. strike against General Motors, JPE's bank group was unwilling to provide necessary working capital to resume normal production levels. The decision to file for protection under Chapter 11 for Plastic Trim and Starboard Industries will permit those companies to fund ongoing operations and ensures continued production on behalf of their customers; and will allow JPE the financial flexibility it requires to continue funding for JPE's other businesses. The formulation of a plan of reorganization may include the restructuring of liabilities or the sale of all or substantially all of these companies' assets.

     The filing of these two companies does not affect JPE's other operating subsidiaries, Allparts, Inc., Dayton Parts, Inc. and Industrial & Automotive Fasteners, Inc. These three subsidiaries remain profitable and it is anticipated that their operations will continue to be funded through the Company's secured lending facility.

     JPE also announced that John Psarouthakis, the founder of JPE, resigned his positions as Chairman and Chief Executive Officer and as a director of JPE, Inc. Ms. Bacon was elected to the additional position of Chief Executive Officer. James J. Fahrner was elected to the additional position of Chief Operating Officer.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    JPE, INC.


Date:  September 29, 1998           /s/  James J. Fahrner
                                         -----------------------------------
                                         James J. Fahrner
                                         Chief Operating Officer and
                                         Chief Financial Officer